UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM  8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 23, 2012

_______________________________________________________________________

LEE ENTERPRISES, INCORPORATED

 (Exact name of Registrant as specified in its charter)

_______________________________________________________________________

Commission File Number 1-6227

Delaware (State of Incorporation)	42-0823980 (I.R.S. Employer Identification No.)

201 N. Harrison Street, Davenport, Iowa  52801
(Address of Principal Executive Offices)

(563) 383-2100
Registrant’s telephone number, including area code

_____________________________________________________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 23, 2012, the Lee Enterprises, Incorporated (the “Company”) Board of Directors’ Executive Compensation Committee (“ECC”) approved a discretionary grant of non-incentive restricted shares of the Company’s common stock (“Restricted Common Stock”) for Mary E. Junck, Chairman, President and Chief Executive Officer, in the amount of 500,000 shares, pursuant to the Company’s 1990 Long-Term Incentive Plan, as from time to time amended and restated (“LTIP”).  On the grant date, the closing price on the NYSE of the Company’s common stock was $1.31 per share.  After review of CEO compensation of other publicly-traded newspaper companies, the ECC concluded that Ms. Junck’s compensation, including equity-based compensation, is substantially below that of her peers in the newspaper industry.  This Restricted Common Stock grant, which is the first grant of restricted common stock awarded to her since December 2007, aligns a significant portion of Ms. Junck’s compensation with the performance of the Company’s common stock over the next three years.  The ECC believes that the Company’s stockholders will benefit from linking Ms. Junck’s compensation to appreciation in the value of the Company’s common stock.  Participants currently do not pay any purchase price for Restricted Common Stock awarded under the LTIP.  Restricted Common Stock is subject to an agreement requiring forfeiture by the participant in the event of termination of employment, within three years of the grant date for reasons other than normal retirement, death or disability.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LEE ENTERPRISES, INCORPORATED

Date: July 27, 2012	By:
Carl G. Schmidt
Vice President, Chief Financial Officer,
and Treasurer

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